EXHIBIT 3.1

3055243

State of California
SECRETARY OF STATE

I, DEBRA BOWEN, Secretary of State of the State of California, hereby certify:

That the attached transcript of 2 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full; true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of NOV 24 2007 /s/ Debra Bowen DEBRA BOWEN Secretary of State

3055243

ENDORSED - FILED
In the office of the Secretary of State
of the State of California

NOV 14 2007

ARTICLES OF INCORPORATION

OF

WeCosign, Inc.

ARTICLE I

Company Name

    1.1    The name of this Corporation is WeCoSign, Inc.

ARTICLE 2.

Purpose

    2.1            The purposes of this corporation is to engage in any lawful act or activity for which a corporation may be organized, under the General Corporation Law of the State of California other than; the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE 3.

Initial Agent for Service of Process

    3.1.            The name and address in the State of California of this Corporation's initial agent for service of process is:

            Frank Jakubaitis
            3420 MacArthur Blvd.
            Suite B
            Santa Ana, California 92704

ARTICLE 4.

Liability of Directors
and
Indemnification of Officers, Directors and Agents

    4.1            The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

    4.2    The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through insurance, Bylaw provisions, agreements with agents or otherwise, to the fullest extent permissible under California Law.

     4.3           Any amendment, repeal or modification of any provision of this Article 4., shall not adversely affect any right or protection of an agent of this Corporation existing at the time of such amendment.

ARTICLE 5.

Capital Stock

    5.1           Authorized Capital Stock. The aggregate number of shares which this Corporation shall have authority to issue is one hundred twenty-five million (125,000,000) shares, consisting of (a) one hundred million (100,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock") and (b) twenty-five million (25,000,000) shares of preferred stock, par value 50.001 per share (the "Preferred Stock").

    5.2           Common Stock. Each share of Common Stock shall have, for all purposes one (1) vote per share. Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore. The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders' meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested.

    5.3           Preferred Stock. The Preferred Stock may be divided into such number of series as the

Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

Dated: November 13, 2007	/s/ George G. Chachas George G. Chachas, Incorporator